UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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VIVINT SOLAR, INC.

(Name of Registrant as Specified In Its Charter)

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VIVINT SOLAR, INC.

1850 West Ashton Blvd.

Lehi, Utah 84043

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

to be held June 21, 2016

TO STOCKHOLDERS OF VIVINT SOLAR, INC.:

The 2016 Annual Meeting of Stockholders of Vivint Solar, Inc., a Delaware corporation, will be held on Tuesday, June 21, 2016, at 9:00 a.m. Mountain Time, at our corporate headquarters located at 1850 West Ashton Blvd., Lehi, Utah 84043, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect as Class II directors the three nominees named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the 2016 Annual Meeting is April 28, 2016. If you held Vivint Solar common stock at the close of business on that date, you are entitled to vote at the meeting. Additional information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Notice, our proxy statement and our 2016 Annual Report to Stockholders can be accessed directly at the following Internet address: www.edocumentview.com/vslr, using the control number located on your proxy card.

We appreciate your continued support of Vivint Solar, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

David Bywater

Interim Chief Executive Officer

May 6, 2016

Lehi, Utah

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2016 Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

-i-

(continued)

-ii-

VIVINT SOLAR, INC.

1850 West Ashton Blvd.

Lehi, Utah 84043

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

to be held on Tuesday, June 21, 2016 at 9:00 a.m. Mountain Time

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders, or the 2016 Annual Meeting, to be held on Tuesday, June 21, 2016 at 9:00 a.m. Mountain Time at our corporate headquarters located at 1850 West Ashton Blvd., Lehi, Utah, and for any postponements, adjournments or continuations thereof. On May 6, 2016, we first mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.

GENERAL INFORMATION

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election as Class II directors the three nominees named in this proxy statement, each to serve a three-year term as a member of our board of directors, until the 2019 annual meeting of stockholders, or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2016; and
•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the three nominees named in this proxy statement for election as Class II directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2016.

Who is entitled to vote at the 2016 Annual Meeting?

Only holders of our common stock as of the close of business on April 28, 2016, the record date, are entitled to receive notice of and to vote at the 2016 Annual Meeting. In deciding all matters at the 2016 Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock owned as of the record date. We do not have cumulative voting rights for the election of directors. As of the record date, there were 107,180,606 shares of our common stock outstanding and entitled to vote, and there were five stockholders of record, which number does not include beneficial owners of shares held in the name of a bank or brokerage firm. We do not have any outstanding shares of preferred stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee.

Registered Stockholders or Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies, the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the 2016 Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the 2016 Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How can I contact Vivint Solar’s transfer agent?

You can contact our transfer agent using the following information:

•	By regular mail at:

 Computershare, Inc.

 P.O. Box 30170

 College Station, Texas 77842

 USA

•	By telephone at:

 Toll Free: 877.373.6374

 Toll: +1 781.575.2879

How do I vote?

You may vote by following the instructions set forth in the Notice or on your proxy card or, if you are a beneficial owner, by following the procedures provided by your broker or other nominee. You may access the notice, proxy materials and our annual report to stockholders at www.edocumentview.com/vslr.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy any time before the 2016 Annual Meeting by:

•	a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Vivint Solar, Inc., in writing, at the address listed on the front page; or

•	attending the 2016 Annual Meeting and voting in person by completing a written ballot.

Attendance at the 2016 Annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2016 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our board of directors, and our board has designated David Bywater and Dana C. Russell to serve as proxies for the 2016 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2016 Annual Meeting in accordance with the instruction of the stockholder.

If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.

If any matters not described in the proxy statement are properly presented at the 2016 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.

If the 2016 Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about May 6, 2016, we first mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What is a quorum – how many shares must be present or represented to conduct business at the 2016 Annual Meeting?

A quorum is the minimum number of shares required to be present in person or represented by proxy at the 2016 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting in accordance with our bylaws and Delaware law. If there is no quorum at the 2016 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another date. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the 2016 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

If you are a beneficial owner, your broker or other nominee holder of record is permitted to vote your shares on the ratification of the appointment of Ernst &

Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, your broker or other nominee holder of record does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on the election of directors. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors to your broker or other nominee.

How many votes are needed for approval of each matter?

•	Proposal No. 1 – Election of Class II Directors: The election of directors requires a plurality vote of the shares of common stock voted at the 2016 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2 – Ratification of the Appointment of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2016 must receive the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the 2016 Annual Meeting and entitled to vote thereon to be approved.

Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the 2016 Annual Meeting, and who will bear the cost of the solicitation of proxies?

The board of directors is soliciting proxies for use at the 2016 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2016 Annual Meeting will be borne by us. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vivint Solar, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2016 Annual Meeting?

We will announce preliminary voting results at the 2016 Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same household. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This householding procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Vivint Solar, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us by telephone at (855) 842-1844 or at the following address:

Vivint Solar, Inc.

Attention: Investor Relations

1850 West Ashton Blvd.

Lehi, Utah 84043

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than January 6, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Vivint Solar, Inc.

Attention: Corporate Secretary

1850 West Ashton Blvd.

Lehi, Utah 84043

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 22, 2017; and

•	not later than the close of business on March 23, 2017.

If we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2016 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Vivint Solar, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “— Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors, which is currently composed of eight members. Three of our directors are “independent” under the New York Stock Exchange, or NYSE, listing standards. Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent, see “Board of Directors and Corporate Governance — Controlled Company Exemption.” Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of May 2, 2016.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees
David D’Alessandro(1)(3)	II	65	Director	2013	2016	2019
Bruce McEvoy(2)	II	38	Director	2012	2016	2019
Jay D. Pauley(1)	II	38	Director	2015	2016	2019

Continuing Directors
Alex J. Dunn	III	44	Director	2012	2017	—
Peter F. Wallace(2)(3)	III	41	Chairman	2012	2017	—
Todd R. Pedersen(3)	I	47	Director	2012	2018	—
Joseph S. Tibbetts, Jr.(1)	I	63	Director	2014	2018	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

David F. D’Alessandro has served as a member of our board of directors since August 2013. Mr. D’Alessandro has served as chairman of the board of directors of Seaworld Entertainment, Inc. since 2010, and served as interim chief executive officer of SeaWorld from January 2015 until April 2015. Mr. D’Alessandro also serves on the boards of directors of several private companies, including APX Group Holdings, Inc., the parent company of Vivint, Inc. He served as chairman, president and chief executive officer of John Hancock Financial Services, Inc. from 2000 to 2004, having served as president and chief operating officer of the same entity from 1996 to 2000, and guided it through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as president and chief operating officer of ManuLife in 2004. He is a former partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University. Mr. D’Alessandro has specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of a newly public company.

Bruce McEvoy has served as a member of our board of directors since November 2012. Mr. McEvoy is a senior managing director in the private equity group at Blackstone. Before joining Blackstone in 2006, Mr. McEvoy worked at General Atlantic from 2002 to 2004, and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy currently serves on the board of directors of GCA Services Group, Inc., Performance Food Group Company, RGIS Inventory Specialists, Catalent Inc., MB Aerospace and APX Group Holdings, Inc., the parent company of Vivint, Inc. Mr. McEvoy was formerly a director of DJO Orthopedics, SeaWorld Entertainment, Inc., and Vistar Corporation. Mr. McEvoy graduated from Princeton University and Harvard Business School. Mr. McEvoy has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Jay D. Pauley has served as a member of our board of directors since September 2015. Mr. Pauley is a principal at Summit Partners, which he joined in 2010. Prior to joining Summit Partners, Mr. Pauley was Vice President at GTCR, a private equity firm, and an associate at Apax Partners, a private equity and venture capital firm. Before that, he worked for GE Capital. Mr. Pauley currently serves on the boards of directors of numerous private companies, including APX Group Holdings, Inc., the parent company of Vivint, Inc. Mr. Pauley graduated from The Ohio State University and the Wharton School at the University of Pennsylvania. Mr. Pauley has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of numerous private companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Class III Directors continuing in Office until the 2017 Annual Meeting of

Stockholders

Alex J. Dunn is a founder of Vivint Solar and has served as a member of our board of directors since November 2012. He also served as our interim chief executive officer from April 2013 through September 2013 and as our chief operating officer from August 2011 to January 2013. Mr. Dunn has served as the president of Vivint, Inc., our sister company, since November 2012 and previously served as chief operating officer for Vivint, Inc. from January 2008 through September 2012. He served as vice president of business development for Vivint, Inc. from August 2005 until December 2007. Mr. Dunn also serves on the board of directors of APX Group Holdings, Inc., the parent company of Vivint, Inc. Before joining Vivint, Inc., he served as the deputy chief of staff to Governor Mitt Romney in Massachusetts. Mr. Dunn holds a B.S. in sociology from Brigham Young University. Mr. Dunn has specific attributes that qualify him to serve as a member of our board of directors, including having founded the company, his historical knowledge of our company and his experience with the direct-to-home sales model.

Peter F. Wallace has served as a member of our board of directors since November 2012 and chairman of the board since March 2014. Mr. Wallace is a senior managing director in Blackstone’s Private Equity Group, which he joined in 1997. Mr. Wallace currently serves on the board of directors of SeaWorld Entertainment, Inc., The Michaels Companies, Inc. and also serves on the board of directors of several private companies, including Outerstuff LLC, Service King Collision Repair Centers, the Weather Channel Companies and APX Group Holdings, Inc., the parent company of Vivint, Inc. Mr. Wallace graduated from Harvard College. Mr. Wallace has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Class I Directors continuing in Office until the 2018 Annual Meeting of

Stockholders

Todd R. Pedersen is a founder of Vivint Solar and has served as a member of our board of directors since November 2012 and served as our chief executive officer from August 2011 through January 2013. Mr. Pedersen founded Vivint, Inc. in 1999, and currently serves as the chief executive officer of Vivint, Inc. Mr. Pedersen also serves on the board of directors of APX Group Holdings, Inc., the parent company of Vivint, Inc. Mr. Pedersen was named the Ernst & Young Entrepreneur of the Year 2010 in the services category for the Utah Region. Mr. Pedersen has specific attributes that qualify him to serve as a member of our board of directors, including his historical knowledge of our company and his experience with the direct-to-home sales model.

Joseph S. Tibbetts, Jr. has served as a member of our board of directors since August 2014. Mr. Tibbetts served as the senior vice president and chief financial officer for Sapient Corporation, a publicly traded global services company from October 2006 through

September 2015. He began serving as Sapient Corporation’s treasurer in December 2012 and was reappointed as Sapient Corporation’s chief accounting officer in June 2013, a role he previously held from 2009 to 2012. In addition to being Sapient Corporation’s chief financial officer, Mr. Tibbetts also served as Sapient Corporation’s managing director — SapientNitro Asia Pacific, for a period of approximately 18 months ending in 2012. Prior to joining Sapient Corporation, Mr. Tibbetts was the chief financial officer of Novell, Inc. from February 2003 to June 2006 and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr.  Tibbetts was also formerly a partner with Price Waterhouse LLP.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of current directors and considered whether any such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent, see “Board of Directors and Corporate Governance — Controlled Company Exemption.” Based upon information requested from and provided by each current director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that (1) none of Messrs. D’Alessandro, Pauley and Tibbetts, representing three of our eight current directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of the NYSE, (2) Joseph F. Trustey, who served as a member of the board until his passing on July 29, 2015, met this same standard of independence and (3) that Messrs. Tibbetts (chairman) D’Alessandro and Pauley, who comprise our audit committee, satisfy the independence standards of the audit committee as established by the applicable rules of the SEC and NYSE.

Board Leadership Structure

Our board of directors is led by a non-executive chairman. Mr. Wallace serves as the chairman of the board or directors, and David Bywater currently serves as the interim chief executive officer of our company. Our board of directors currently believes that the separation of the chairman and chief executive positions is appropriate corporate governance for us.

Controlled Company Exemption

Affiliates of our sponsor, The Blackstone Group, L.P., or Blackstone, beneficially own more than 50% of our common stock and voting power. As a result, (1) under the terms of a stockholders agreement with Blackstone, Blackstone is entitled to nominate at least a majority of the total number of directors comprising our board of directors (see “Related Person Transactions — Agreements with Our Sponsor — Stockholders Agreement”) and (2) we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing these exemptions and expect to continue to do so. If we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Board Meetings

During the fiscal year ended December 31, 2015, our board of directors held 31 meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member. Mr. Pauley joined the board of directors in September 2015 and attended 19 of the 20 board meetings held between the date he joined the board of directors and December 31, 2015. Mr. Pauley joined the audit committee in September 2015 and attended each of the two audit committee meetings held between the date he joined the board of directors and December 31, 2015. Mr. D’Alessandro joined the audit committee in August 2015 and attended each of the two audit committee meetings held between the date he joined the audit committee and December 31, 2015.

In order to promote open discussion among independent directors, our board of directors has a policy of holding regular executive sessions of non-management directors during each regularly scheduled board meeting and an executive session including only independent directors at least once each year (and at such other times as requested by an independent director). The chairman of the board presides at the executive sessions of non-management directors and the chair of the nominating and corporate governance committee presides at executive sessions of independent directors.

Attendance of Directors at Annual Meetings of Stockholders

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. We have scheduled the Annual Meeting on the same day as a regularly scheduled board meeting in order to facilitate attendance by our board members.

Board Committees

Our board of directors has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may from time to time establish other committees. In accordance with the terms of a stockholders agreement with our sponsor, Blackstone, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, Blackstone has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under the NYSE listing standards, Blackstone has the right, subject to applicable NYSE listing standards and applicable law, to designate one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to Blackstone’s representation on our board of directors as possible. (See “Related Person Transactions — Agreements with Our Sponsor — Stockholders Agreement.”)

Audit Committee

The members of our audit committee are Messrs. Tibbetts, D’Alessandro and Pauley. Our audit committee chairman, Mr. Tibbetts, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the NYSE. Our board of directors has determined that each of the members of our audit committee satisfy the requirements for independence and that each of the members of our audit committee satisfy the requirements for financial literacy under the rules and regulations of the NYSE and the SEC. The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function; and

•	the performance of our independent registered public accounting firm.

During 2015, our audit committee met eight times. The Audit Committee also meets periodically with the Company’s outside auditors without management present, at such times as it deems appropriate. Our board of directors has adopted a written charter for the audit committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Compensation Committee

The members of our compensation committee are Messrs. Wallace and McEvoy. Mr. Wallace is the chairman of our compensation committee. The compensation committee may delegate its authority to subcommittees or individuals as the committee deems appropriate, except to the extent such delegation would violate an applicable tax or securities law, regulation or rule of any exchange upon which our securities are then listed. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	setting our compensation program and compensation of our executive officers and directors;

•	monitoring our incentive and equity-based compensation plans; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

During 2015, our compensation committee met four times. Our board of directors has adopted a written charter for the compensation committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. D’Alessandro, Pedersen and Wallace. Mr. D’Alessandro is the chairman of our nominating and corporate governance committee. The purpose of our nominating and corporate governance committee will be to assist our board of directors in discharging its responsibilities relating to:

•	identifying individuals qualified to become new directors, consistent with criteria approved by the board of directors, subject to the stockholders agreement with 313 Acquisition LLC;

•	reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders;

•	identifying directors qualified to fill vacancies on any of our board committees and recommending that the board of directors appoint the identified member or members to the applicable committee, subject to the stockholders agreement with 313 Acquisition LLC;

•	reviewing and recommending to the board of directors corporate governance principles applicable to us;

•	overseeing the evaluation of the board of directors and management; and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

During 2015, our nominating and corporate governance committee met three times. Our board of directors has adopted a written charter for the nominating and corporate governance committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Considerations in Evaluating Director Nominees

Our board of directors and our nominating and corporate governance committee use a variety of methods for identifying and evaluating director nominees. In their evaluation of director candidates, they will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that are considered include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee expects to consider these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.5(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Vivint Solar, Inc., Attention: Corporate Secretary, 1850 West Ashton Blvd., Lehi, Utah 84043. Notice must be received by us no earlier than February 22, 2017 and no later than March 23, 2017. The notice must state the information required by Section 2.5(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Vivint Solar, Inc., Attention: Corporate Secretary, 1850 West Ashton Blvd., Lehi, Utah 84043. All such stockholder communications will be forwarded to the appropriate committee of the Board or non-management director.

Corporate Governance Guidelines

In 2014, our board of directors adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business and affairs of Vivint Solar in accordance with its fiduciary responsibilities. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. Our corporate governance guidelines are posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2014, our board of directors adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest. In accordance with our code of conduct, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, the Board has adopted separate policies and procedures concerning the receipt and investigation of complaints relating to accounting, internal accounting controls or auditing matters, which are administered by our audit committee. Our Code of Business Conduct and Ethics is posted on the Corporate

Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx. We will post amendments to our Code of Business Conduct or waivers of our Code of Business Conduct for directors and executive officers on the same website.

Risk Management

Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by our board committees. Our audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. Our nominating and corporate governance committee assists our board of directors with its responsibility of overseeing the management of associated with board organization, membership and structure, as well as corporate governance. Our compensation committee assists the boards of directors by assessing risks created by incentives inherent in our compensation policies.

In addition, our president and chief executive officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by Blackstone.

Non-Employee Director Compensation

Directors who are also our employees receive no additional compensation for their service as a director. During 2015, one director, Mr. Butterfield, our former president and chief executive officer, was an employee. Mr. Butterfield’s compensation is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2015 Director Compensation Table

The following table provides information concerning compensation paid by us to our non-employee directors during 2015.

Name	Fees Earned or paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd R. Pedersen(2)	60,000	—	60,000
Joseph S. Tibbetts, Jr.	85,000	130,000	215,000
David D’Alessandro	68,750	130,000	198,750
Bruce McEvoy(3)	—	—	—
Jay D. Pauley(3)	—	—	—
Alex J. Dunn(2)	55,000	—	55,000
Peter Wallace(3)	—	—	—

(1)	Represents the aggregate grant date fair value of stock awards granted in 2015. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. As of December 31, 2015, our non-employee directors held outstanding restricted stock units as follows: Mr. D’Alessandro (9,187 restricted stock units) and Mr. Tibbetts (9,187 restricted stock units).
(2)	Messrs. Dunn and Pederson have waived their right to receive equity compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance – Director Compensation Program.”
(3)	Messrs. McEvoy, Pauley and Wallace have waived their right to receive any compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance – Director Compensation Program.”

Director Compensation Program

Based on the recommendation of Frederic W. Cook & Co., Inc., or F.W. Cook, a compensation advisory firm, on June 24, 2014, our compensation committee recommended, and our board of directors approved, an outside director compensation policy, which became applicable to all of our non-employee directors upon the effective date of our Registration Statement on Form S-1 related to our initial public offering. This policy was amended on September 15, 2014. The terms of the director compensation policy are described below.

Each non-employee director is eligible to receive the following cash annual retainer, which will be paid quarterly in arrears on a prorated basis. Messrs. McEvoy, Pauley and Wallace have waived their right to receive cash compensation under this policy.

Annual retainer	$55,000

Annual retainer for audit committee chairperson	30,000

Annual retainer for audit committee member	10,000

Annual retainer for compensation committee chairperson	15,000

Annual retainer for compensation committee member	7,500

Annual retainer for nominating and corporate governance committee chairperson	10,000

Annual retainer for nominating and corporate governance committee member	5,000

In addition, other than Messrs. Dunn, McEvoy, Pauley, Pedersen and Wallace, who have waived their right to receive equity compensation under this policy, each non-employee director is eligible to be granted an annual restricted stock unit award with a fair value equal to $130,000 on the date of each of our annual stockholder meetings. Any person who becomes a non-employee director will receive a restricted stock unit award with a value equal to $130,000 multiplied by a fraction, the numerator of which is the number of months between the grant date and the anticipated month of our next annual stockholder meeting and the denominator of which is 12. The anticipated month of our annual stockholder meeting is deemed to be the anniversary month of our last annual stockholder meeting preceding the grant date. The number of shares subject to the restricted stock unit awards will be determined by the closing price of our shares on the grant date of such award. Each restricted stock unit award will vest as to 100% of the underlying shares on the earlier of the first anniversary of the date of grant and the date of our next annual stockholder meeting first occurring after the date of grant, subject to continued service as a board member through such date. In the event of a change of control, each non-employee director will fully vest in his or her restricted stock units awards.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, or E&Y, independent registered public accountants, to audit our financial statements for the year ending December 31, 2016. During the year ended December 31, 2015, E&Y served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2016. Our audit committee is submitting the selection of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of E&Y, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
Fee Category	2015	2014
Audit fees(1)	$2,513,378	$5,237,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	1,995	—

Total fees	$2,515,373	$5,237,000

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, our initial public offering, procedures for comfort letters, consents and assistance with and review of documents filed with the SEC.

Auditor Independence

In 2015, there were no other professional services provided by E&Y that would have required the audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. All fees paid to E&Y for our fiscal years ended December 31, 2015 and 2014 were pre-approved by our audit committee. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL #2

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of three directors and operates under a written charter originally adopted by the board of directors in May 2014, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Joseph S. Tibbetts, Jr., David F. D’Alessandro and Jay D. Pauley. Mr. Tibbetts serves as the chair of the audit committee. Each of Messrs. D’Alessandro, Pauley and Tibbetts is an “independent director” as currently defined in 303A.02 of the NYSE Listed Company Manual and Rule 10A-3 of the Exchange Act of 1934. The board of directors has also determined that Mr. Tibbetts is an “audit committee financial expert” as described in applicable rules and regulations of the U.S. Securities and Exchange Commission, or SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held eight meetings during 2015. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year 2015 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with audit committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Joseph S. Tibbetts, Jr., Chairman

David F. D’Alessandro

Jay D. Pauley

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Vivint Solar, and other biographical information as of May 2, 2016, are set forth below. Executive officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among our directors or executive officers.

Name	Age	Position
David Bywater	46	Interim Chief Executive Officer
Dana C. Russell	54	Chief Financial Officer and Executive Vice President
L. Chance Allred	38	Senior Vice President, Sales
Paul S. Dickson	30	Senior Vice President, Operation
Dwain A. Kinghorn	50	Chief Strategy and Innovations Officer
Shawn J. Lindquist	46	Chief Legal Officer, Executive Vice President and Secretary
Thomas G. Plagemann	53	Executive Vice President, Capital Markets

David Bywater has served as our interim chief executive officer since May 2, 2016. Mr. Bywater is currently on a leave of absence from his previous role as the chief operating officer of APX Group, Inc., the parent company of Vivint, Inc., which he has held since July 2013. Before joining APX, Mr. Bywater served as executive vice president and corporate officer for Xerox, and was the chief operating officer of its State Government Services from 2010 to July 2013. Prior to that, from 2003 to 2010, Mr. Bywater worked at Affiliated Computer Services, or ACS, where, during his tenure, he managed a number of their business units. ACS was acquired by Xerox in 2010. From 1999 to 2003, Mr. Bywater was a senior manager at Bain & Company. Mr. Bywater holds a Bachelor of Science degree in economics from Brigham Young University and an MBA from Harvard Business School.

Dana C. Russell has served as our chief financial officer and executive vice president since November 2013. From January 2013 to November 2013, Mr. Russell was the chief financial officer of Allegiance, Inc. a software company. Mr. Russell was an independent contractor, providing financial services and business consulting to a number of privately held organizations and individuals from May 2011 to December 2012. From June 2006 through April 2011, Mr. Russell was the senior vice president and chief financial officer of Novell, Inc., a publicly traded software and services company, which was acquired by The Attachmate Group, Inc. From July 1994 to June 2006, Mr. Russell held positions at Novell including, interim chief financial officer, vice president of finance, treasurer and corporate controller. He had broad responsibility overseeing financial and accounting functions as well as investor relations, tax, information services and technology, risk management, corporate development and facilities. Prior to 1994, Mr. Russell held other high-level accounting and finance positions at high tech companies and also worked as an auditor at PricewaterhouseCoopers LLP, a multinational professional services firm. Mr. Russell holds a master’s degree in accounting from Weber State University and holds a CPA license in the State of Utah.

L. Chance Allred has served as our vice president of sales since March 2012. From September 2006 to March 2012, Mr. Allred served as a founding partner and vice president of sales for Platinum Protection, LLC, a home security solutions company. From March 2000 to October 2006, Mr. Allred served in various positions for Vivint, Inc., a home automation and security company and our sister company. Mr. Allred holds a B.A. in marketing from Southern Utah University.

Paul S. Dickson, a member of our founding management team, has served as our vice president of operations since November 2013. From May 2011 to November 2013, Mr. Dickson served as our vice president of financing. Prior to joining our founding team, Mr. Dickson served as the director of smart grid and energy management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the president and chief executive officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in public relations from Brigham Young University.

Dwain A. Kinghorn has served as our chief strategy and innovations officer since March 2014. From July 2008 to March 2014, Mr. Kinghorn served as a partner for SageCreek Partners, a business consulting firm. From April 2007 to July 2008, Mr. Kinghorn served as a vice president for Symantec Corporation, a computing security, storage and systems management company. From October 2000 to April 2007, Mr. Kinghorn served as the chief technology officer for Altiris, Inc., a software company. From May 1994 to September 2000, Mr. Kinghorn served as the founder and chief executive officer for Computing Edge, a systems management server company. From May 1989 to May 1994, Mr. Kinghorn served as a program manager for Microsoft Corporation, a computer software and electronics company. Mr. Kinghorn holds a B.S. in electrical and computer engineering from Brigham Young University.

Shawn J. Lindquist has served as our chief legal officer, executive vice president and secretary since February 2014. From February 2010 to February 2014, Mr. Lindquist served as chief legal officer, executive vice president and secretary of Fusion-io, Inc., a leading provider of flash memory solutions for application acceleration, which was acquired by SanDisk Corporation in July 2014. From 2005 through January 2010, Mr. Lindquist served as chief legal officer, senior vice president and secretary of Omniture, Inc., an online marketing and web analytics company, through the completion and integration of the merger of Omniture with Adobe Systems Incorporated. Prior to Omniture, Mr. Lindquist was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, the leading legal advisor to technology, life sciences and other growth enterprises worldwide. Mr. Lindquist also previously served as in-house corporate and mergers and acquisitions counsel for Novell, Inc., a software and services company, and as vice president and general counsel of a privately held, venture-backed company. Mr. Lindquist has also served as an adjunct professor of law at the J. Reuben Clark Law School at Brigham Young University. Mr. Lindquist holds a B.S. in business management — finance and a J.D. from Brigham Young University.

Thomas G. Plagemann has served as our executive vice president, capital markets since October 2013. Mr. Plagemann previously served as the head of energy, U.S. corporate & investment banking for Santander Global Banking & Markets from May 2012 to October 2013, and the global head of project finance and transaction execution at First Solar, Inc., a solar company from March 2011 to May 2012. Mr. Plagemann formed and served as the President of Grand Avenue Capital LLC from September 2010 through February 2011. From September 2009 to July 2010, Mr. Plagemann served as the head of mergers and acquisitions for the wind division of Infigen Energy Limited, a wind energy company. From September 2004 to September 2009, Mr. Plagemann served as the managing director of tax equity and energy investment at American International Group, Inc., an insurance and financial services company. Mr. Plagemann also has held positions at General Electric Capital Corporation and Deutsche Bank, and has served as a member of the board of directors of Solar Energy Industries Association since 2013. Mr. Plagemann holds a B.A. from the University of Minnesota and a master’s degree in international affairs from Columbia University.

EXECUTIVE COMPENSATION

General Compensation Philosophy

Our general executive compensation philosophy is to provide programs that attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities) that are intended to align the interests of executives with those of our stockholders.

Summary Compensation Table

The following table summarizes the compensation that we paid during 2014 and 2015 to our principal executive officer and each of our two other most highly compensated executive officers. We refer to these officers as our named executive officers, or NEOs.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Gregory S. Butterfield(2)	2015	500,000	—	—	46,076	(3)	546,076
Chief Executive Officer and President, Director	2014	500,000	—	302,629	120,001	(4)	922,630

Dana C. Russell	2015	350,000	—	—	—		350,000
Chief Financial Officer and Executive Vice President	2014	305,577	1,102,719	211,840	22	(5)	1,620,158

Thomas G. Plagemann	2015	350,000	—	787,500	—		1,137,500
Executive Vice President, Head of Capital Markets	2014	350,000	—	607,425	—		957,426

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2016. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Each award was determined and approved by our board of directors in its discretion.
(2)	Mr. Butterfield resigned on May 2, 2016.
(3)	Includes $46,076 for a company vehicle.
(4)	Includes $50,686 for a company vehicle, $3,849 for a performance incentive trip, $65,454 for personal use of company aircraft and $13 for certain travel and related expenses.
(5)	This amount represents reimbursements for certain expenses.

Non-Equity Incentive Compensation Plan

On June 24, 2014, our board of directors adopted an Executive Incentive Compensation Plan, which we refer to as our Bonus Plan. Our Bonus Plan will allow our compensation committee to provide cash incentive awards to selected employees, including our NEOs, based upon performance goals established by our compensation committee. Pursuant to the Bonus Plan, our compensation committee, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under the Bonus Plan, our compensation committee, in its sole discretion, will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, installs, internal rate of return, inventory turns, inventory levels, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash (or its equivalent) in a single lump sum as soon as practicable after the end of the performance period during which they are earned and after they are approved by our compensation committee, but in no event later than the 15th day of the third month of the fiscal year following the date the award has been earned. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of ours) through the date the bonus is paid.

Our board of directors, in its sole discretion, may alter, suspend or terminate the Bonus Plan provided such action does not, without the consent of the participant, alter or impair the rights or obligations under any award theretofore earned by such participant.

Employment Arrangements

We have entered into a confirmatory employment letter with one of our NEOs – Dana C. Russell, our chief financial officer and executive vice president. This confirmatory employment letter does not have a specific term and provides that the NEO is an at-will employee. Mr. Russell’s current annual base salary is $350,000, and he is eligible for annual target incentive payments pursuant to the Bonus Plan equal to 40% of his base salary. We entered into an employment agreement letter with Thomas Plagemann, our executive vice president, capital markets, effective as of October 15, 2013. The employment agreement has a five-year term and provides that Mr. Plagemann is an at-will employee. Mr. Plagemann’s current annual base salary is $350,000, and he is eligible for annual target incentive payments equal to 0.15% of tax equity financing raised by us.

In connection with Mr. Bywater’s appointment as our interim chief executive officer, we entered into a confirmatory employment letter. This offer letter provides that Mr. Bywater will serve as our interim chief executive officer until the earliest to occur of May 2, 2017, the date on which the board of directors approves a successor chief executive officer, or his voluntary resignation or termination of employment by the board of directors. Mr. Bywater is eligible to receive a monthly base salary equal to $44,204, and will receive a sign-on bonus in an amount equal to $150,000. The sign-on bonus must be repaid if Mr. Bywater resigns from his employment prior to the earlier of May 2, 2017 and the date on which the Board approves a successor chief executive officer. In addition, Mr. Bywater will receive a one-time grant of an option to purchase 1,000,000 shares of our common stock. The option award shall vest on May 2, 2017, or, if earlier, on the date on which the Board approves a successor chief executive officer, in each case subject to Mr. Bywater’s continued employment through such date. In any event, the option award, to the extent vested, will be exercisable beginning on May 2, 2017 and shall remain outstanding and exercisable until May 2, 2026. Except as set forth in the offer letter, the option shall otherwise be subject to the standard terms and conditions of our 2014 Equity Incentive Plan, and the award agreements entered into pursuant thereto.

Severance and Change of Control Benefits

We have entered into agreements with certain key executives, including Messrs. Russell and Plagemann to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination. We believe that it is imperative to provide such individuals with severance benefits upon their involuntary termination of employment to secure their continued dedication to their work, without the distraction of the negative economic consequences of potential termination.

Mr. Butterfield’s Severance Benefits

In connection with his resignation as our chief executive officer and president on May 2, 2017, Mr. Butterfield entered into a separation agreement release of claims with us. Pursuant to this separation agreement and release of claims, Mr. Butterfield will receive the following payments and benefits:

•	A severance payment equal to $1,000,000, payable in installments over the 18-month period beginning on the date of his termination of employment, or the termination date, in lieu of specified payments that Mr. Butterfield would have been entitled to receive pursuant to a prior involuntary termination protection agreement between us and Mr. Butterfield.

•	Continuing payments to reimburse him for COBRA continuation coverage for a period of up to 18 months beginning on the termination date, or, if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements, in accordance with the terms of the prior involuntary termination protection agreement between us and Mr. Butterfield.

•	Vesting will be accelerated with respect to options to purchase 156,004 shares of our common stock, such that Mr. Butterfield will hold vested options to purchase up to a total of 1,803,064 shares of our common stock. All vested options to purchase shares of our common stock held by Mr. Butterfield will remain outstanding and exercisable until the third anniversary of the termination date, provided that Mr. Butterfield has agreed not to sell any shares acquired pursuant to the exercise of any such options prior to the 91st day following the termination date. All options that are unvested as of the termination date will be forfeited as of the termination date.

All such payments and benefits are subject to the effectiveness of the separation agreement and release of claims by Mr. Butterfield, and his continued compliance with covenants regarding competitive activity and non-solicitation of our customers and employees for an 18-month period following the termination date, covenants regarding non-disparagement during the 3-year period following the termination date, and indefinite covenants regarding confidential information of our company.

Mr. Russell’s Severance Benefits

If Mr. Russell’s employment is terminated either by us without “cause” (other than by reason of death, or “disability”) or by Mr. Russell for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the change of control period, Mr. Russell will receive the following severance benefits:

•	an amount equal to 1.0x the sum of (1) Mr. Russell’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Russell for each year Mr. Russell was employed by us during the three-year period immediately preceding the date of Mr. Russell’s termination, which will be paid to Mr. Russell in equal installments over a period of 12 months following the date of termination;

•	an amount equal to the pro-rata portion of the annual bonus paid to Mr. Russell in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Russell’s employment is terminated, which will be paid to Mr. Russell in equal installments over a period of 12 months following the date of termination; and

•	continuing payments to reimburse Mr. Russell for COBRA continuation coverage for a period of up to 12 months, or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 in lieu of such reimbursements.

If Mr. Russell’s employment is terminated either by us without cause (other than by reason of death, or disability) or by Mr. Russell for good reason, and in each case the termination occurs during the change of control period, Mr. Russell will receive the following severance benefits:

•	a lump sum payment of an amount equal to 2.0x (or 1.5x, if the termination occurs after September 30, 2017) the sum of (1) Mr. Russell’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Russell for each year Mr. Russell was employed by us during the three-year period immediately preceding the date of Mr. Russell’s termination;

•	a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Russell had Mr. Russell been employed by us for the entire fiscal year in which Mr. Russell’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•	100% of Mr. Russell’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•	continuing payments to reimburse Mr. Russell for COBRA continuation coverage for a period of up to 18 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

In order to receive the severance benefits, Mr. Russell must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

In the event any of the payments provided for under this agreement or otherwise payable to Mr. Russell would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. This agreement does not require us to provide any tax gross-up payments to Mr. Russell.

Mr. Plagemann’s Severance Benefits

Pursuant to the employment agreement between us and Mr. Plagemann, if Mr. Plagemann’s employment is terminated by us without “cause” (other than as a result of death or “disability”) or by Mr. Plagemann for “good reason” (each defined in Mr. Plagemann’s employment agreement), Mr. Plagemann will receive a lump sum cash payment equal to the sum of (1) 100% of Mr. Plagemann’s most recent base salary, (2) $750,000 and (3) a cash payment equal to the costs of providing COBRA continuation coverage for Mr. Plagemann and his dependents for 12 months.

In order to receive the severance benefits under his employment agreement, Mr. Plagemann must sign and not revoke a release of claims in our favor and comply with the restrictive covenants in his employment agreement.

Outstanding Equity Awards at December 31, 2015

The following table shows grants of stock options outstanding at December 31, 2015 held by each of our NEOs.

Name	Grant Date	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Gregory S. Butterfield(1)	9/3/2013	9/3/2013	1,647,060	705,882	(2)	1,176,470	(3)	1.00	9/2/2023

Dana C. Russell	1/24/2014	11/18/2013	411,765	176,471	(2)	294,117	(3)	1.30	1/23/2024

Thomas G. Plagemann	9/25/13	10/15/13	123,530	52,941	(2)	88,235	(3)	1.00	9/24/2023

(1)	Mr. Butterfield resigned on May 2, 2016.
(2)	The shares subject to the stock option vest over a five-year period in equal annual amounts, subject, in each case, to the option holder maintaining his status as our employee through each vesting date. Upon a change of control, 100% of the unvested shares subject to the stock option vests and become immediately exercisable.
(3)	The shares subject to the stock option vest, subject to the option holder maintaining his status as our employee through each vesting date, when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock.

401(k) Plan

We participate in a tax-qualified retirement plan sponsored by Vivint, Inc. that provides our eligible employees with an opportunity to save for retirement on a tax advantaged basis. Employees are able to participate in the 401(k) plan after completion of one year of employment in which the employee worked at least 1,000 hours and participants are able to defer a portion of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We have not provided a discretionary company match to employee contributions during the periods presented. All participants’ interests in any matching and profit sharing contributions are 100% vested after three years. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

Currently, the members of our compensation committee are Messrs. McEvoy and Wallace. None of the foregoing members of our compensation committee currently serves, or in the past year has served, as an officer or employee of Vivint Solar. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed with management the “Executive Compensation” section included in this proxy statement, and based on such review and discussion, the compensation committee recommended to our board of directors that this “Executive Compensation” section be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Peter F. Wallace, Chairman

Bruce McEvoy

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 28, 2016 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 107,180,606 shares outstanding as of April 28, 2016.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 28, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vivint Solar, Inc., 1850 West Ashton Blvd., Lehi, Utah 84043.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
313 Acquisition LLC(1)	82,359,374	76.8%
Canyon Capital Advisors LLC(2)	7,573,989	7.1%

Directors and NEOs:
Gregory S. Butterfield(3)	1,702,060	1.6%
Dana C. Russell(4)	411,765	*
Chance Allred(5)	329,413	*
Paul S. Dickson(6)	268,628	*
Dwain Kinghorn(7)	109,350	*
Shawn J. Lindquist(8)	264,708	*
Thomas Plagemann(9)	123,530	*
David F. D’Alessandro(10)	16,488	*
Alex Dunn(11)	468,749	*

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Bruce McEvoy(12)	—	*
Todd Pedersen(13)	1,874,999	1.7%
Joseph S. Tibbetts, Jr.(14)	15,291	*
Joseph F. Trustey(15)	—	*
Jay Pauley(16)	—	*
Peter F. Wallace(12)	—	*
All current directors and executive officers as a group (15 persons)(17)	5,584,981	5.2%

(*)	Less than one percent.
(1)	Represents 82,359,374 shares held by 313 Acquisition LLC, a Delaware limited liability company. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member. The members of the board of managers of 313 Acquisition LLC are Peter Wallace, Bruce McEvoy, Alex Dunn, Jay Pauley, Todd Pedersen and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing Blackstone entities and Stephen A. Schwarzman may be deemed to beneficially own all the outstanding shares of our common stock beneficially owned by 313 Acquisition LLC. Each of such Blackstone entities and Mr. Schwarzman disclaim beneficial ownership of such shares of our common stock held by 313 Acquisition LLC. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition LLC include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition LLC is 4931 N. 300 W., Provo, Utah 84604.
(2)	Based solely on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2016 by Canyon Capital Advisors LLC, Mitchell R. Julis and Joshua S. Friedman (together, the “Canyon Reporting Persons”). Canyon Capital Advisors LLC reported sole voting power and sole dispositive power, and Mitchell R. Julis and Joshua S. Friedman reported shared voting power and shared dispositive power, as to 7,573,989 shares, and each of the Canyon Reporting Persons listed its address as 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.
(3)	Includes 1,647,060 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016. In connection with his resignation as chief executive officer and president of the Company on May 2, 2016, vesting was accelerated with respect to options to purchase 156,004 shares of common stock of the Company, such that Mr. Butterfield holds vested options to purchase up to a total of 1,803,064 shares of common stock of the Company following his resignation.
(4)	Includes 411,765 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016.
(5)	Includes 329,413 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016.
(6)	Includes 268,628 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016.
(7)	Includes 105,000 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016.
(8)	Includes 264,708 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016.
(9)	Includes 123,530 shares issuable upon exercise of options exercisable within 60 days after April 28, 2016.
(10)	Includes 9,187 restricted stock units that will be fully vested within 60 days after April 28, 2016.
(11)	Mr. Dunn sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(12)	Mr. McEvoy and Mr. Wallace are each employees of our sponsor and members of the board of managers of 313 Acquisition LLC, but each disclaim beneficial ownership of shares beneficially owned by our sponsor and its affiliates. Mr. McEvoy and Mr. Wallace are each employees of affiliates of The Blackstone Group L.P., but each disclaim beneficial ownership of the limited liability company interests in 313 Acquisition LLC beneficially owned by our sponsor. The address for Mr. McEvoy and Mr. Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(13)	Includes 1,874,999 shares held by the Pedersen Family Trust. Mr. Pedersen disclaims beneficial ownership of the shares held by the Pedersen Family Trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(14)	Includes 9,187 restricted stock units that will be fully vested within 60 days after April 28, 2016.
(15)	Mr. Trustey served as a director until his passing on July 29, 2015.
(16)	Mr. Pauley was appointed to serve as a director on September 14, 2015.
(17)	Excludes 156,004 shares issuable upon the exercise of options held by Mr. Butterfield, the vesting of which was accelerated upon his resignation as our chief executive officer and president on May 2, 2016. Also excludes 1,000,000 shares issuable upon the exercise of an option granted to David Bywater who was appointed as our interim chief executive officer on May 2, 2016. The options granted to Mr. Bywater vest on May 2, 2017, or, if earlier, on the date on which our board of directors approves a successor chief executive officer, in each case subject to Mr. Bywater’s continued employment through such date. Includes 3,150,104 shares issuable upon exercise of options within 60 days after April 28, 2016 and 18,374 restricted stock units that will be fully vested within 60 days after April 28, 2016.

RELATED PARTY TRANSACTIONS

In addition to the arrangements described below, we have also entered into the arrangements which are described under the caption “Executive Compensation — NEO Employment Arrangements.”

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Agreements with Our Sponsor

Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with 313 Acquisition LLC, which is an affiliate of our sponsor, The Blackstone Group, L.P., Summit Partners, Todd Pedersen and Alex Dunn.

Board Composition

This agreement will require us to nominate a number of individuals designated by our sponsor for election as our directors at any meeting of our stockholders, each a sponsor director, such that, upon the election of each such individual and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of sponsor directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. In addition, the stockholders agreement will require us to nominate one individual designated by Summit Partners and one individual designated by Todd Pedersen, each a majority ownership director, for election as our directors at any meeting of our stockholders for so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting.

For so long as the stockholders agreement remains in effect, sponsor directors may be removed only with the consent of our sponsor and majority ownership directors may be removed only with the consent of Summit Partners or Mr. Pedersen, as applicable. In the case of a vacancy on our board created by the removal or resignation of a sponsor director or a majority ownership director, the stockholders agreement will require us to nominate an individual designated by our sponsor or by Summit Partners or Mr. Pedersen, as applicable, for election to fill the vacancy.

Board Committees

Under the stockholders agreement, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, our sponsor has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under NYSE listing standards, our sponsor has the right, subject to applicable stock exchange listing standards and applicable law, to designate at least one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to our sponsor’s representation on our board of directors as possible.

Investor Approvals

The stockholders agreement also provides that for so long as our sponsor, Summit Partners, Todd Pedersen and Alex Dunn or their respective affiliates collectively own, in the aggregate, at least 30% of the shares of our common stock entitled to vote generally in the election of our directors and our sponsor is entitled to designate at least one director pursuant to the stockholders agreement, our sponsor must approve in advance certain of our significant business decisions, including each of the following:

•	changes in the size or composition of our board of directors or any committee of our board of directors;

•	any changes in the nature of our business or operations as of the date of the stockholders agreement;

•	our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the decision not to oppose any similar proceeding commenced by a third party, the adoption of a plan with respect to any of the foregoing or any reorganization or recapitalization;

•	the consummation of a change of control;

•	entering into any agreement providing for any acquisition or divestiture of the assets or equity interests of any other entity involving consideration payable or receivable by us or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of transactions during any 12-month period;

•	incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) or entry into tax equity financing in excess of $200 million in the aggregate in any single transaction or series of transactions;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million;

•	entering into joint ventures or similar business alliance involving investment by us or any of our subsidiaries having an aggregate value in excess of $100 million;

•	any amendment, modification or waiver of the stockholders agreement or the employee stockholders agreement; and

•	any amendment, modification or waiver of our amended and restated certificate of incorporation or amended and restated bylaws.

The above-described provisions of the stockholders agreement will remain in effect until our sponsor is no longer entitled to nominate a sponsor director pursuant to the stockholders agreement, unless our sponsor requests that they terminate at an earlier date.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. Additionally, Todd Pedersen, Alex Dunn, certain investment funds affiliated with Summit Partners, whose principal, Jay Pauley, is one of our directors, and Black Horse Holdings, LLC, a co-investor in 313 Acquisition LLC, also have customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Advisory Agreement

In May 2014, we entered into an advisory agreement with Blackstone Advisory Partners L.P., or BAP, an affiliate of our sponsor, under which BAP provides financial advisory and placement services related to our financing of residential solar energy systems. Under the agreement, we are required to pay a placement fee to BAP upon the consummation of a tax equity financing. This placement fee ranges from 0.75% to 1.5% of the transaction capital, depending on the identity of the investor and whether the financing relates to residential or commercial projects. This agreement replaces a substantially similar agreement we entered into with BAP. We incurred fees of $4.4 million and $4.5 million under this agreement in 2015 and 2014.

Tax Equity Funds

We have entered into three investment fund transactions with two affiliates of our sponsor, Blackstone Holdings I L.P. and Stoneco IV Corporation. These funds provided for investment by such subsidiaries of $40 million, $50 million and $20 million, with projected aggregated fund sizes (in terms of value of solar energy systems owned) of $84.7 million, $107 million and $42.8 million, respectively. Further details of these and our other investment funds may be found in the section of our Annual Report on Form 10-K captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Agreements with Vivint

On January 23, 2014, Vivint Solar Provider, LLC, one of our wholly owned subsidiaries, and Vivint entered into a Master Backup Maintenance Services Agreement pursuant to which Vivint Solar Provider, LLC, engaged Vivint, Inc. as a backup provider of, among other obligations, specified maintenance, operations and customer services tasks related to our solar energy systems owned by third parties. This agreement provided the framework for a form agreement to be entered into by Vivint, Inc. and our investment funds. The form agreement required Vivint, Inc., upon certain triggering events, primarily the default of Vivint Solar Provider, LLC, to provide certain services and maintenance that it was providing. These services are to be provided at the cost incurred by Vivint, Inc. in providing such services plus 10%. The agreement also required each party to maintain certain levels of insurance coverage. In addition, Vivint Solar Provider, LLC, granted Vivint, Inc. a power of attorney to perform services and otherwise take action on behalf of Vivint Solar Provider, LLC, under the agreements covered by the agreement. Vivint Solar Provider, LLC, Vivint, Inc., and one of our investment funds entered into an addendum to the agreement, which provide that such investment fund would receive the backup services under the agreement.

In connection with our initial public offering, we entered into a number of agreements with our sister company, Vivint, Inc., related to services and other support that Vivint has provided and will provide to us, including:

•

Master Intercompany Framework Agreement. This agreement establishes a framework for the ongoing relationship between us and Vivint. This agreement contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution. We and Vivint each make customary representations and warranties that will apply across all of the agreements between us, and we each agree not to damage the value of the goodwill associated with the “VIVINT” or “VIVINT SOLAR” marks. Vivint agrees to provide us notice if Vivint plans to stop using or to abandon rights in the “VIVINT” mark in any country or jurisdiction, and we are permitted to take steps to prevent abandonment of the “VIVINT” mark. We each also agree not to make public statements about each other without the consent of the other or disparage one another.

•	Non-Competition Agreement. In this agreement, we and Vivint each define our current areas of business and our competitors, and agree not to directly or indirectly engage in the other’s business for three years. Our area of business is defined as selling renewable energy and energy storage products and services. Vivint’s area of business is defined as residential and commercial automation and security products and services, energy management (i.e., wireless or remote management and control of energy controlling or consuming devices in a residence, including thermostats, HVAC, lighting, other appliances and in-house consumption monitoring), products and services for accessing and using the Internet, products and services for the storage, access, retrieval, and sharing of data, fixed and mobile data services, audio/video entertainment services, healthcare and wellness services, content distribution network services, wholesale cloud computing services, demand response services and information security. We and Vivint may each engage in the business of energy inverters, aggregate consumption monitoring and micro-grid technology. Vivint may sell products and services to our competitors other than SolarCity Corporation. We may purchase products and services from specified Vivint competitors. Although we may not engage in the Vivint business for three years, Vivint may engage in our business in markets where we are not yet operating, including by selling customer leads to our competitors (other than SolarCity Corporation). We believe this arrangement will validate a market and increase demand for our products and services in that market. Once we begin operating in a market, Vivint will provide those leads exclusively to us. This agreement permits us and Vivint to make investments of up to 2.5% in any publicly traded company without violating the commitments in this agreement. This agreement also permits us to obtain financing from a Vivint competitor. Finally, in this agreement we also each agree that for five years, unless we or Vivint obtain prior written permission from the other’s president, neither of us will solicit for employment any member of the other’s executive or senior management team, or any of the other’s employees who primarily manage sales, installation or servicing of the other’s products and services. The commitment not to solicit those employees lasts for 180 days after the employee finishes employment with us or Vivint. General purpose employment advertisements and contact initiated by an employee are not, however, considered solicitation.

•

Transition Services Agreement. Pursuant to this agreement Vivint provides to us various enterprise services that it had previously provided to us prior to our initial public offering, including services relating to information technology and infrastructure, employee benefits and certain other services. Vivint must perform the services with the same degree of care and diligence that Vivint takes in performing services for its own operations. Vivint must also provide us with reasonable assistance with our eventual transition to providing those services in-house or through the use of third-party service providers. During 2015, we paid Vivint, Inc. $8.0 million for services, which represented Vivint’s good faith estimate of their full cost of providing the services to us, without markup or surcharge. As we transition services from Vivint to alternate providers or in-house, the fees we have paid to Vivint have been reduced accordingly The initial term of this agreement was six months; however, as we still rely on certain services (in particular enterprise software licenses) from Vivint, this Agreement remains active.

•	Product Development and Supply Agreement. Pursuant to this agreement dated September 30, 2014, one of our wholly owned subsidiaries agreed to collaborate with Vivint, Inc. to develop certain monitoring and communications equipment. As of December 31, 2015, no development work had been completed pursuant to this agreement.

If Vivint is successful in developing compatible and functionally equivalent equipment, then we may purchase and deploy such equipment in connection with installation of solar energy systems. We are not obligated to issue purchase orders for such equipment or to purchase a minimum quantity; however, if we include quantities in a monthly forecast that we provide to Vivint, then we are obligated to purchase 90% of such stated quantity. We may also purchase a greater quantity than expressed in the forecast, subject to certain limitations. The unit price for equipment we purchase is fixed on an annual basis and is based upon Vivint’s fully loaded costs associated with procuring and supplying such equipment, without markup. If we purchase equipment, Vivint agrees to provide basic services for the life of the equipment, including cloud services, data storage and customer support. These basic services are included in the unit price for the equipment when we purchase it and Vivint is obligated perform these basic services notwithstanding termination of the agreement. The equipment includes a one-year warranty covering defects in workmanship, materials and design, and Vivint warrants that its services are performed to certain standards. Each party agrees to use good faith efforts to install the equipment in connection with their respective services in order to enhance cross-selling opportunities. If a party installs equipment and the other party wants to later use it in connection with the services it provides, then the non-installing party is required to make a one-time payment to the installing party in an amount equal to 50% of the unit price of such equipment.

The initial term of the agreement is three years, and it will automatically renew for successive one-year periods unless either party elects otherwise.

•

Marketing and Customer Relations Agreement. This agreement governs various cross-marketing initiatives between the companies, in particular the provision of sales leads from each company to the other. Sales leads resulting in installations, as well as sales to each other’s customers (whether or not a lead is provided), generate commissions payable between the parties. The commission rate is 50% of the applicable fully loaded commission that is paid to the paying party’s sales personnel performing similar lead generation services; this is intended to properly incentivize leads while accounting for the somewhat lower level of effort required for lead generation as opposed to outright sales. The term of this agreement, including the term of the schedules defining the terms of the mutual lead generation program, is three years. On July 20, 2015, this agreement was amended to terminate a schedule that involved customer recruiting fee payments to Vivint from sales agents that moved from Vivint to us in the context of the initial public offering.

•	Trademark License Agreement. Pursuant to this agreement, the licensor, a subsidiary majority-owned by Vivint and minority-owned by us, grants to us a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services. The agreement enables us to sublicense the Vivint Solar trademark to our subsidiaries and to certain third parties, such as suppliers and distributors, to the extent necessary for us to operate our business. The agreement governs how we may use and display the Vivint Solar trademark and provides that we may create new marks that incorporate “VIVINT SOLAR” with licensor’s reasonable approval. The agreement also provides that the licensor will apply to register Vivint Solar trademarks as reasonably requested by us, and that we will work together with the licensor in enforcing and protecting the Vivint Solar trademarks. The agreement is perpetual but may be terminated voluntarily by us or by the licensor if (1) a court finds that we have materially breached the agreement and not cured such breach within 30 days after notice, (2) we become insolvent, make an assignment for the benefit of creditors, or become subject to bankruptcy proceedings, (3) one of the parties (or Vivint, with respect to the licensor) is acquired by a competitor of the other party, or (4) we cease using the “VIVINT SOLAR” mark worldwide. Vivint retains ownership of the Vivint trademark and we have no right to use “Vivint” except as part of “VIVINT SOLAR”.

Employee Stockholders Agreement

We have entered into an employee stockholders agreement with 313 Acquisition LLC. Pursuant to the employee stockholders agreement and the grant of an irrevocable proxy in favor of 313 Acquisition LLC executed by each employee pursuant thereto, employee stockholders are required to vote their shares as directed by 313 Acquisition LLC, including for the removal and appointment of directors, in connection with amendments to our organizational documents, a merger, security exchange, combination or consolidation with any other person or persons, the sale, lease or exchange of all or substantially all of our property and our assets and our subsidiaries on a consolidated basis, and our reorganization, recapitalization, liquidation, dissolution or winding-up as directed by 313 Acquisition LLC. Employee optionholders are required to become a party to this agreement prior to exercising options under our 2013 Omnibus Incentive Plan.

The employee stockholders agreement also imposes restrictions on transfers of the shares. Pursuant to the employee stockholders agreement, employee stockholders may not transfer our shares, subject to limited exceptions, until the date that is the earlier of (1) the first anniversary of a public offering (or, if later, the first anniversary of such employee stockholder’s date of hire by us) and (2) the occurrence of a change of control. During the term of the employee stockholders agreement, each employee stockholder has the right to exercise certain tag-along rights in connection with certain proposed sales by 313 Acquisition LLC subject to customary exceptions. In addition, if 313 Acquisition LLC elects to consummate a transaction that would result in a change of control, each employee stockholder is required to consent to and raise no objections to the proposed transaction and, at the request of 313 Acquisition LLC, and take all actions reasonably necessary to cause the consummation of such transaction on the terms proposed by 313 Acquisition LLC.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Other Transactions

We have granted stock options to our NEOs, other executive officers and certain of our directors.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NYSE. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2015, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2015 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2015 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.vivintsolar.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Vivint Solar, Inc., 1850 West Ashton Blvd., Lehi, Utah 84043. Copies of all exhibits to the annual report on Form 10-K for the fiscal year ended December 31, 2015 may be obtained for a nominal fee, which fee will not exceed our reasonable expenses in furnishing such copies by sending a written request to Investor Relations, Vivint Solar, Inc., 1850 West Ashton Blvd., Lehi, Utah 84043.

*    *    *

The board of directors does not know of any other matters to be presented at the 2016 Annual Meeting. If any additional matters are properly presented at the 2016 Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2016 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

IMPORTANT INFORMATION CONCERNING THE

2016 ANNUAL MEETING OF STOCKHOLDERS OF VIVINT SOLAR, INC.

to be held on Tuesday, June 21, 2016

Check-in begins: 8:30 a.m. Mountain Time	Meeting begins: 9:00 a.m. Mountain Time

•	Vivint Solar stockholders of record as of the close of business on April 28, 2016 are entitled to attend the 2016 Annual Meeting

•	All Vivint Solar stockholders should be prepared to present photo identification for admission to the 2016 Annual Meeting. Admission will be on a first-come, first-served basis.

•	If you are a beneficial owner and hold your shares in street name (that is, you hold your shares through a broker or other nominee), you will be asked to present proof of ownership of your shares as of the record date – April 28, 2016. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form.

•	Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date.

•	Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

THANKS FOR YOUR INTEREST AND SUPPORT – YOUR VOTE IS IMPORTANT!

Directions to:

Vivint Solar, Inc. Corporate Headquarters

1850 West Ashton Blvd.

Lehi, Utah 84043

Telephone: 801.234.7099

From Salt Lake International Airport (approximately 31 miles):

Exit airport by taking I-80 East

toward Ogden, Provo.

Take I-215 South toward

Provo.

Take Exit 12 for I-15 South

toward Las Vegas

Take Exit 284 toward Highland

Alpine. Keep right and follow

signs for UT 92 West, which

becomes Club House Drive,

then turn left at Ashton Blvd.

Continue straight until

reaching our headquarters

on the left.

vivint.solar

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

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DESIGNATION (IF ANY)

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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 20, 2016.

Vote by Internet

Go to www.envisionreports.com/vslr

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For Withhold

For Withhold

For Withhold +

1a – David D’Alessandro

1b – Bruce McEvoy

1c – Jay D. Pauley

For Against Abstain

2. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Vivint Solar, Inc. Stockholders

Tuesday, June 21, 2016, 9:00 a.m. Local Time

Vivint Solar, Inc. Corporate Headquarters

1850 West Ashton Blvd

Lehi, Utah 84043

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the Vivint Solar, Inc. 2016 Annual Meeting

From Salt Lake International Airport (approximately 31 miles):

Exit airport by taking I-80 East toward Ogden, Provo.

Take I-215 South toward Provo.

Take Exit 12 for I-15 South toward Las Vegas

Take Exit 284 toward Highland Alpine. Keep right and follow signs for UT 92 West, which becomes Club House Drive, then turn left at Ashton Blvd.

Continue straight until reaching our headquarters on the left.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Vivint Solar, Inc.

Notice of 2016 Annual Meeting of Stockholders

Vivint Solar, Inc. Corporate Headquarters

3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043

Proxy Solicited by Board of Directors for 2016 Annual Meeting to be held on June 21, 2016

Gregory S. Butterfield, Dana C. Russell and Shawn J. Lindquist, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2016 Annual Meeting of Stockholders of Vivint Solar, Inc. to be held on June 21, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)